Exhibit 10.23

Foreign Currency Credit Request
Model No.	Model Name:
X Foreign Currency X X Anchor Dollar Euro X Yen
Client Info.	Credit Account (Client No.)	Client Name
	864 - 57000/47	Jeff Brands Inc.
Accounts Info.	Account Type	Grant Account	Branch	Bank	Grant Account Currency
	095	570000/47	864	10	0001/8 US Dollar
	Account Type	Repayment Account	Branch	Bank	Repayment Account Currency
	095	570000/47	864	10	0001/8 US Dollar
	Account Type	Commissions Account	Branch	Bank	Commissions Account Currency
	095	570000/47	864	10	0001/8 US Dollar
Credit Info.	Credit Amount	Four Hundred Thousand Only ***************************
400,000.00
Credit Currency
0001/8 US Dollar
	Credit Period	Credit Grant Date	Loan Purpose
	1 Month from Credit Grant Date	03/03/22
Interest Info.	Vairable Interest	Interest Rate	Interest Gap	Accumulation Period	Interest Period
		% 3.300 Per Year	% 3.2500	# # # Months	1 Day
Payments Frequency
00 - One-Time at date 03/04/22
	First Payement Date	Last Payment Date
	03/04/22	03/04/22
Fund Repayment	Total Payments No. 1	Payments Frequency
00 - One-Time
At Date 03/04/22
Sum of each payment:
	Starting 1st payment	Up to 1st payment	400,000.00
		Four Hundred Thousand Only**************************			Each Payment
	Starting _ payment	Up to _ payment
Each Payment
	Starting _ payment	Up to _ payment
Each Payment
	First Payement Date	Last Payment Date
	03/04/22	03/04/22
Extra Charges	Periodic returns collection fee	Yearly effective cost rate	Contingencies Commissions		Other Charges
	0.00 ₪	%	0.00 ₪		0.00 ₪
Credit Handling Fees: 3093.10 US Dollar
Special Details	Exchange Rate Symbol	Benefit Percentage\Irregular Rate	Exchange Commission Symbol		Exchange Commission Benefit Percentage
	0 - Today\Ongoing Benefits	0.000000	0 - Regular\Ongoing Benefits		00
	Grant Commission Benefit Percentage		Write-Off Account Symbol		Grant Commission Symbol
	0.00		1 - X X		0 - Regular
### - Irrelevant to credit type
		Exporter No.:	Authorizing Agent:
		List No.:	Permit No.:

We hereby agree that all the terms listed on the second page below will apply on this credit grant request, and our signature constitutes our approval of these terms and the information provided.

Authorized Signatory Signature
Details for internal use
Renew Symbol: 2 Unrenewable Loan		* X. X. X. (40 - 5265 - 00016)
Loan to renew:	- - - -	Average Period Symbol: 0 None
	- - - -	Dismissal Interest Symbol: 0 - Regular Interest
Related Account:		Related Account Symbol:

Request to receive variable interest foreign currency credit based on simple daily SOFR interest

1.	Credit grant and amount:

Please grant us credit, and in case the credit was already granted, we accept receiving the credit, at the amount specified on the first page as the “Credit Amount” (“The Credit”) at the currency type specified on the first page as “Credit Currency”, at our account held by you which number is specified on the first page as the “Credit Account” (“Credit Account”) and if such account doesn’t exist please open such account on our name and allot the credit in it.

The general terms to accounts management (“Account Management Terms”) or to foreign and local currency accounts management that we have signed (“Credit Management Terms”) (Account management terms and Credit Management Terms collectively named “Management Terms”) and the rest of the terms detailed in this request shall apply for The Credit and Credit Account.

The terms in this request supplement the terms in the Management Terms, but won’t detract from them. In the event that there is no directive for a certain subject in our request, but there is a directive on that subject in the Management Terms, the directive in the Management Terms shall apply to the subject. For the avoidance of doubt it is clarified, that the meaning of each term in this request would be as the meaning in the Management Terms.

If the grant account is of a X/X (110/330) type we ask of you to exchange the Credit Amount to Israeli currency based on the exchange rate acceptable by you, and attribute the value to our account.

2.	Credit Period

The credit will be for the period specified on the first page as the “Credit Period” (“Credit Period”). The credit grant date will be the date specified on the first page as the “Credit Grant Date”).

3.	Interest

A.	As detailed on the first page under “Interest Anchor”, the credit will be at a variable interest at a calculation format of simple daily SOFR interest (as hereby defined) (the “Interest Anchor”), and the following shall apply to it:

(1)	The interest rate on the credit (the “Interest Rate”) shall be the Interest Anchor plus the margin (the “Interest Margin”) as detailed on the first page.

(2)	The interest basis is for a period of one day (over-night) and respectively the Interest Anchor may change daily.

(3)	The bank will determine the Interest Anchor on every business day (as hereby defined) in accordance with the publication of the Interest Anchor by the managing agent of the interest basis (Administrator) and on the basis of his assertion the interest rate will be calculated and determined. We will be obliged by any assertion or calculation that will be made by the bank based on the aforementioned.

(4)	The payment frequency of the interest will be as specified on the first page, and the bank will calculate the interest on the basis of adding the Interest Anchor for every business day in the aforementioned interest period plus the Interest Margin.

(5)	Calculating the interest on the interest period will be based on the actual days in the interest period divided by 360.

(6)	Despite the aforementioned, in any case the Interest Rate (the Interest Anchor plus the Interest Margin) for a certain interest period will be less than 0%, the remainder of the unpaid interest will bear an interest of 0% for the same interest period.

(7)	If at a certain time the Interest Anchor rate will not be published by the relevant Administrator, the Interest Anchor rate shall be determined in the form hereunder according to the publication another source or according to any other publication that in the opinion of the bank is enough to constitute an adequate replacement for the publication by the relevant Administrator.

(8)	Despite the aforementioned, in any case which: (a) the methodology, formula and/or any other calculation form of the Interest Anchor changed, in the opinion of the bank, in a substantial way; (b) according to a prompt or suggestion by the central bank and/or regulator and or/ the relevant supervising body, or anyone appointed by them, in relation to the Interest Anchor in the relevant currency and/or in relation to the bank (the “Authorized Agent”) and/or based on the publication or declaration of the relevant Administrator or due to the insolvency of the same managing agent, the Interest Anchor is expected to cease its publication permanently and/or cease being used as an Interest Anchor relating to credits with the same currency for the same time period; or (c) it’s the banks opinion, that the Interest Anchor and/or the methodology, formula and/or any other calculation form of the Interest Anchor don’t reflect what is accepted in the market for the relevant currency and period relating to credits with the same currency and period; the bank will notify all of its costumers (the “Change Notice”) and passing the time period specified in the Change Notice (the “Advanced Notice Period”) the specified Interest Anchor for this loan will be changed to a new Interest Anchor (the “Alternative Interest Anchor”) according to the Authorized Agents guidelines, as they may be.

(9)	It this document the following terms shall mean what is specified by their side:

“Business Day” means, in addition to the meaning of the term “Foreign Currency Business Day” as specified in the Management Terms, a day which is also a day of which the US Securities Industry and Financial Markets Associations had suggested, that the securities departments of its members will be closed for the whole day for trading US Government securities.

“Simple Daily SOFR Interest” means, for every Business Day (“SOFR Interest Day”), the SOFR interest rate which is published 2 business days prior to the SOFR Interest Day. Any change to the Simple Daily SOFR Interest following a change to the SOFR interest will enter into force at the date when the aforementioned change in the SOFR interest enters into force without a prior notice to customers.

“Secured Overnight Financing Rate” or “SOFR” means, for every Business Day, the interest rate for a single night for the same business day which was determined by the New York Federal Bank (or any other body in charge of determining the interest rate) (the “SOFR Rate Determining Body”) respective to the relevant financial market (The market for overnight cash borrowing collateralized by US Government Securities) and published by the SOFR Rate Determining Body at 08:00 (New York Time), but subject to amendment up to 14:30 (New York Time) at publication day, and as per exhibited by Bloomberg and/or Thomson Reuters.

(10)	Regarding to the definition of the Interest Anchor, the term “Interest Term” means – a period of 24 hours (over night) or a number of days/weeks/months after, as specified on the first page, and if the Interest Term was not specified, the Interest Term will be 3 months, where the terms “Week”, “Month” or “Months” will regard to the period which starts at a certain given day or week and ends at the overlapping day of the first week afterward or the first month afterward or the day overlapping at the month when that period ends, respectively.

At the Business Day 2 days prior the day when the first Interest Term begins or, by the banks choice, the day when the first Interest Term begins as well the Business Day 2 days prior to the beginning of any other Interest Term, or, by the banks choice, the day when another Interest Term begins, the bank will determine the rate of the Interest Anchor and based on its determination the Interest Rate which applies to us for the period starting the relevant interest period up to its end will be calculated and determined.

Any determination or calculation that will be done by the bank will apply to us.

B.	The interest for delay will be as specified in the Management Terms.

C.	In any event one of the events which constitute a cause for immediate repayment of our debts and commitments towards the bank based on the Management Terms and/or any other documents we have signed and/or will be signed by us towards the bank occur, the bank will be entitled, but will not have to, by its sole discretion, among other things, to raise the Interest Rate which applies for the credit, or any part of it, at a rate determined by the sole discretion of the bank, but will not be higher than the interest of delay which applies for the same credit (the “Interest Increase”) without detracting from any aids or rights available to the bank according to the Management Terms, and/or by any law. The new Interest Rate, which includes the Interest Increase, will apply to the credit starting the date that will be specified in the bank’s notice, and up to its full de facto payoff or up to the bank’s announcement of the cancellation of the Interest Increase, by which one was sooner.

4.	Repayment of Fund and Interest

A.	We hereby pledge to clear the credits fund from the bank by payments which are equal, consecutive, which quantity, frequency, amount of each and their due dates are specified on the first page under “Fund Repayment”.

B.	We hereby pledge to clear the interest from the bank due to the unpaid balance of the credit by consecutive payments which frequency and due dates are specified on the first page under “Interest Info.”

In the event the interest will be repaid in one payment, as specified on the first page, the interest will be added to the fund and carry compound interest at the same rate, for the whole period specified on the first page as “Accumulation Period”, starting from the period of credit grant.

C.	If the credit was repaid in according to the spitzer repayment method, then in place of paragraphs A and B above, we hereby pledge to clear the credit fund from the bank together with the interest for the unpaid balance of the credit by periodic payments (month, quarter, etc.) which are equal and consecutive which quantity, due date and sum of each of them is specified on the first page under the headline “Repayment by the spitzer method (fund and interest together)”. The pay off schedule which includes the exact sum of each payment will be delivered to us by the bank adjacent prior to the grant of credit and it will be based on the known interest rate at the date of the grant of credit. We agree that the mandatory sum of each payment will be based on the interest rate that was in place at each period of the last determined date for the process of payment as detailed on the first page under the headline ““Repayment by the spitzer method (fund and interest together)” and up to the relevant payment due date, according to the number of actual days true to that period. In the event of a changes in interest rates as set forth in section 3(A) above, the amount of the outstanding credit will be adujsted and the payment amunts for the remainang credit period will be chnaged on the basis of the new interest rate such that the principal and interest together will be equial starting from the date of the change until the expiration of the credit period. An adjusted repayment schedule in accordance with the type of crdit and the frequency acceptable by the Bank from time to time will be maid available in the personal account in the Bank website or in any other customary manner.

5.	Credit Repayment Method

In the event which you grant us the requested credit, we ask of you that at the date of repayment of any payment for the credit fund account, the interest and extra charges to charge our account held by you which type and no. is specified on the first page as an “Account for Repayment” (the “Account for Repayment”) at an amount necessary for the payment. If the Account for Repayment held by you is a credit account (110/330) we ask of you to sell us the foreign currency required for the repayment (at a sum that would be required) towards the debt of the Account for Repayment, according to the exchange rate accepted by you, and use the sum of foreign currency sold to us towards the payment. You are entitled to carry out our above-mentioned instruction whether the Account for Repayment is creditory or debitory or it becomes a debitory as a result of charging it; if there will not be a sufficient creditory surplus at the Account for Repayment for the covering of the amount of which is necessary to charge the mentioned Account for Repayment, wholly or partly, please set credit for us, for the amount necessary to pay off the mentioned amount, whether at the Account for Repayment or at another account, by charging the Account for Repayment or the other account as mentioned.

If at the date of charging the Account for Repayment or the other account mentioned above, the balance at the account will be debitory or become debitory as a result of the charge, the credit will bear an interest at the rate that will be accepted at that time according to the terms of the account. If the credit granted to us as mentioned above will deviate from the previously authorized line of credit, this credit will bear compound interest according to the terms of the account.

The interest charged from us from the Account of Repayment or from the other account may be higher from one or more options of the interest of delay as they are detailed in the Management Terms.

If it turns out, whether before performing the charge mentioned above or after, that the balance of the account doesn’t allow or won’t allow its charge by the mentioned amount, or that there is a legal impediment of some sort for its charge mentioned above and in any case which you decide that you aren’t for any reason interested, for charging the mentioned account, you will be entitled to charge a special account that you will open on our name for the same amount, and the special account mentioned above will bear interest of delay as specified in the Management Terms.

6.	Early Repayment

We will be entitled to pay off the credit (fund and interest) before the repayment date agreed upon, subject to payment of early repayment commission and to other terms that will be accepted by the bank as specified in the Management Terms.

Section 13(b) to the law of pledges, 1967 and any other section that would come in its place, will not apply to the early repayment.

7.	Transfer of Credit Rights and/or Obligations

Without limiting the forgoing mentioned in the Management Terms and for the record, the bank is entitled from time to time to turn over to a third party with whom the bank has entered into an agreement for the transfer of credit rights and/or obligations (including by sale, participation, hedging risk or any other way), any information which would be necessary regarding such an agreement to the opinion of the bank, including information which may testify a deterioration of our ability in the repayment of credit, including information relating our other businesses.

8.	Non-Involvement at Bribery

We were not, are not and will not be involved at giving and/or receiving bribery, whether in the country or abroad, and there were not conducted and are not conducted any criminal procedures against us for the violation of laws related to the grant and/or reception of bribery. We will report to you immediately in any event that the mentioned above would change.

9.	As far as the request is made by a corporation – according to the instructions of the Bank of Israel we hereby pledge to turn over our financial statement, at a format determined by law or by accepted accounting rules, immediately the day after it being signed.

10.	We hereby confirm that we have received a copy of this letter.

Disclosure regarding the Interest Anchor:

We hereby confirm, that it was brought to our attention, that exists in the market an Interest Anchor which carries a same or similar name as the Interest Anchor in this request for credit as mentioned above, but the methodology and/or formula based in its calculation and/or value may differ then is depicted in this request, therefore the Interest Anchor in this request is not necessarily identical to the one practiced at a market for similar products.

Client signature: /s/ Jeffs’ Brands Ltd